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COMMISSIONS:

              3 Options that include an upfront payment based on the single premium and a renewal paid quarterly based on monthly payments at an annual rate shown below:

              Option:        Upfront:          Renewal:

              B               4.25%        9.0% (0.75% monthly rate)
              C               3.00%        24.00% (2% monthly rate)
              D               1.00%        48.00% (4% monthly rate)